AMENDED AND RESTATED
THE NORTH CAROLINA CAPITAL MANAGEMENT TRUST:
GOVERNMENT PORTFOLIO

DISTRIBUTION AND SERVICE PLAN

THIS AMENDED AND RESTATED PLAN made as of the 1st day of January, 2020, by and between THE NORTH CAROLINA CAPITAL MANAGEMENT TRUST a Massachusetts business trust which may issue one or more series of shares of beneficial interest (hereinafter called the “Trust”), on behalf of GOVERNMENT PORTFOLIO, a series of the Trust (hereinafter called the “Portfolio”), FIDELITY MANAGEMENT & RESEARCH COMPANY LLC, a Delaware limited liability company (hereinafter called the “Adviser”), and FIDELITY DISTRIBUTORS COMPANY LLC, a Delaware limited liability company (hereinafter called the “Distributor”);

WITNESSETH:

WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Trust intends to distribute the Portfolio’s shares of beneficial interest (“shares”) in accordance with Rule 12b-1 under the Act, and desires to adopt a Distribution and Service Plan pursuant to such Rule, and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that this will benefit the Portfolio and its shareholders; and

WHEREAS, the Trust desires to retain the Distributor (hereinafter the term “Distributor” is used to mean the Distributor and/or its affiliates) to provide facilities and personnel and to render services with respect to the Portfolio in accordance with such Distribution and Service Plan in the manner and on the terms and conditions hereinafter set forth:

NOW, THEREFORE, the Trust hereby adopts a Distribution and Service Plan on behalf of the Portfolio in accordance with Rule 12b-1 under the Act, and the parties hereto agree to the following terms and conditions of the Plan:

1.

Subject to the supervision of the Board of Trustees, the Trust hereby retains the Distributor to provide facilities, personnel and a program with respect to the marketing and promotional activities of the Portfolio (the “Distribution Services”). Without limiting the generality of the foregoing, the Distributor shall be responsible for the following: (i) formulate and implement marketing and promotional activities, including but not limited to direct mail promotions, regional orientation meetings and financial management seminars; (ii) prepare and contract for printing of a periodic newsletter and the mailing and distribution thereof, such newsletter to be distributed to potential and participating local units and to provide information regarding the Portfolio and items of technical and general interest to local treasurers and/or other financial officials; (iii) provide office space and equipment, telephone facilities and dedicated personnel as necessary to provide the services hereunder; (iv) arrange and contract for the preparation and printing of sales literature and seminar materials and the mailing and distribution thereof; (v) bear the expenses of printing (not including typesetting) and distributing Prospectuses and Statements of Additional Information to other than existing shareholders; (vi) obtain, evaluate and provide to the Portfolio such information, analyses and opinions with respect to marketing and promotional activities as the Portfolio may, from time to time, reasonably request; and (vii) organize and maintain a Trust advisory board comprised of local government financial officials. Such board shall meet at least semi–annually with a primary purpose of providing a representative review of Trust or Distributor service initiatives, as well as providing an informal communication device between shareholders and the Trust. The Board shall not be responsible for providing any advice with respect to investment matters.

2.

Subject to the supervision of the Board of Trustees, the Distributor may also facilitate and coordinate a program whereby certain shareholder servicing functions (the “Shareholder Services”) are provided by the Distributor within the boundaries of the State of North Carolina. Such program may be undertaken in conjunction with the Trust’s transfer agent, and shall be subject to such controls, provisions and procedures as shall be satisfactory to Distributors and said transfer agent. To the extent deemed practicable by the Distributor, such program shall provide for the following functions and services to be performed, in whole or in part, in North Carolina: (i) establishment, maintenance and close–out of shareholder accounts; (ii) shareholder inquiry, communication and problem resolution services; (iii) completion of shareholder audit confirmations; (iv) receipt of orders for transactions in shares of the Portfolio, and timely conveyance of such orders to the Trust or its transfer agent; and (v) such concomitant duties as are deemed appropriate by the Distributor.

3.

The Distributor shall directly bear all costs of rendering the services to be performed under this Plan, including but not limited to the compensation of personnel necessary to provide such services, and all other costs for travel, office space, facilities, equipment, printing, telephone service, heat, light, power and other utilities.

4.

The Portfolio shall, from time to time, furnish or otherwise make available to the Distributor such financial reports, proxy statements and other information relating to the business and affairs of the Portfolio as the Distributor may reasonably require in order to discharge its duties and obligations hereunder.

5.

The Adviser agrees to pay the Distributor as soon as practicable after the end of each month and the Distributor agrees to accept, as full compensation for all services and facilities to be provided hereunder, a fee based on the monthly average of the net assets of the Portfolio determined as of the close of business on each business day throughout the month. The fee shall be payable by the Adviser from the Management Fee paid to the Adviser by the Portfolio pursuant to the Amended and Restated Management Contract dated January 1, 2020 between the Adviser and the Portfolio. The fee due the Distributor shall be payable at an annual rate determined on a cumulative basis pursuant to the following schedule:

The Annual Fee Rate is
On average daily net assets through $2.0 billion	0.080%
On average daily net assets in excess of $2.0 billion through $6.0 billion	0.070%
On average daily net assets in excess of $6.0 billion through $10 billion	0.065%
On average daily net assets in excess of $10 billion	0.060%

If this Plan becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for the part of the month the Plan is in effect shall be prorated based on the number of business days during such month that this Plan was in effect.

6.

Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By–Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or relieve or deprive the Board of Trustees of the Trust of the responsibility for and control of the conduct of the affairs of the Portfolio.

7.

This Plan shall become effective upon approval by a vote of at least a “majority of the outstanding voting securities of the Portfolio,” and upon approval by a vote of the Trustees of the Trust, and of the Trustees who are not “interested persons” of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on this Plan. For the purposes of this Plan, the terms “interested persons” and “majority of the outstanding voting securities of the Portfolio” are used as defined in the Act.

8.

This Plan shall remain in effect until July 31, 2020, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of the Trustees of the Trust and of the Trustees who are not interested persons of the Trust, and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on this Plan. If such annual approval is not obtained, the Plan shall expire 12 months after the date of the last approval. This Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the amount to be spent for the services described herein shall be effective only upon approval by a vote of a majority of the outstanding shares of the Portfolio, and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph.

9.

This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan, or by a vote of a majority of the outstanding voting securities of the Portfolio.

10. Nothing herein contained shall limit the freedom of the Distributor or any “affiliated person,” as defined in the Act, to render investment supervisory and corporate administrative services to other investment companies, to act as distributor, adviser or investment counselor to other persons, firms or corporations and to engage in other business activities.

11. Notwithstanding anything herein contained, the Distributor may act pursuant to this Plan, in its discretion, through one or more agents, and may use all or a portion of the fee payable under this Plan to compensate said agent(s) for its services.

12. Neither the Distributor nor any of its employees or agents are authorized to make any representations with respect to the sale of shares except those contained in the then current Prospectus and Statement of Additional Information of the Portfolio.

13. The provisions of this Paragraph 13 shall be applicable only with respect to the provision of Distribution Services. The provision of Shareholder Services shall not be affected by this Paragraph 13, but shall be governed by the provisions of Paragraph 14, below. The Portfolio will indemnify and hold the Distributor harmless from judgments against the Distributor resulting from specific acts or omissions in the performance of Distribution Services under this Plan which are the result of written instructions of a majority of the Board of Trustees of the Trust, so long as there is an express finding that such acts or omissions did not constitute willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or a breach of fiduciary duty. The Portfolio shall similarly indemnify and hold harmless any agent of the Distributor with respect to such judgments against the agent resulting from specific acts or omissions in the performance of Distribution Services under this Plan which are the result of written instructions of a majority of the Board of Trustees of the Trust, so long as there is an express finding that such acts or omissions did not constitute willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or a breach of fiduciary duty. No provision of this Paragraph 13 shall be deemed to protect the Distributor or an agent against any liability to the Portfolio or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its Distribution Services duties or the reckless disregard of its Distribution Services obligations under this Plan. No provision hereof shall be deemed to protect any Trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his duties or the reckless disregard of his obligation.

14. The provisions of this Paragraph 14 shall be applicable only with respect to the provision of Shareholder Services. The provision of Distribution Services shall not be affected by this Paragraph 14, but shall be governed by the provisions of Paragraph 13, above.

A.

The Trust shall indemnify and hold the Distributor harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from:

(1)

any claim, demand, action or suit brought by any person other than the Trust, including by a shareholder, which names the Distributor and/or the Trust as a party and is not based on and does not result from the Distributor’s willful misfeasance, bad faith or negligence or reckless disregard of duties, and arises out of or in connection with the Distributor’s performance hereunder; or

(2)

any claim, demand, action or suit (except to the extent contributed to by the Distributor’s willful misfeasance, bad faith or negligence or reckless disregard of duties) which results from the negligence of the Trust, or from the Distributor’s acting upon any instruction(s) reasonably believed by it to have been executed or communicated by any person duly authorized by the Trust, or as a result of the Distributor’s acting in reliance upon advice reasonably believed by the Distributor to have been given by counsel for the Trust.

B.

The Distributor shall indemnify and hold the Trust harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit brought by any person other than the Distributor, which names the Trust and/or the Distributor as a party and is based upon and arises out of acts, errors or omissions of the Distributor constituting negligence, lack of good faith or willful misconduct in the performance of the Distributor’s Shareholder Service duties under this Agreement.

15. In the event that either party requests the other to indemnify or hold it harmless hereunder, the party requesting indemnification (the “Indemnified Party”) shall inform the other party (the “Indemnifying Party”) of the relevant facts known to Indemnified Party concerning the matter in question. The Indemnified Party shall use reasonable care to identify and promptly to notify the Indemnifying Party concerning any matter which presents, or appears likely to present, a claim for indemnification. The Indemnifying Party shall have the election of defending the Indemnified Party against any claim which may be the subject of indemnification or of holding the Indemnified Party harmless hereunder. In the event the Indemnifying Party so elects, it will so notify the Indemnified Party and thereupon the Indemnifying Party shall take over defense of the claim and, if so requested by the Indemnifying Party, the Indemnified Party shall incur no further legal or other expenses related thereto for which it shall be entitled to indemnity or to being held harmless hereunder; provided, however, that nothing herein shall prevent the Indemnified Party from retaining counsel at its own expense to defend any claim. Except with the Indemnifying Party’s prior written consent, the Indemnified Party shall in no event confess any claim or make any compromise in any matter in which the Indemnifying Party will be asked to indemnify or hold Indemnified Party harmless hereunder.

16. The Distributor shall provide the Trust, for review by its Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made. Such written report shall be in a form satisfactory to the Trust and shall supply all information necessary for the Board to discharge its responsibilities, including its responsibilities pursuant to Rule 12b–1.

17. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

18. The Trust shall preserve copies of this Plan and any agreements related to and all reports made pursuant to Section 16 hereof, for a period of not less than six years from the date of this Plan or any such report, as the case may be, the first two years in an easily accessible place.

19. This Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the Act. To the extent the applicable law of the Commonwealth of Massachusetts or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.

20. The Distributor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust and agrees that the obligations assumed by the Trust pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the Portfolio and its assets, and neither the Distributor nor its agents shall seek satisfaction of any such obligation from the shareholders or any shareholder of the Portfolio. In addition, neither the Distributor nor its agents shall seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Distributor understands that the rights and obligations of any series of the Trust under the Trust’s Declaration of Trust are separate and distinct from those of any and all other series.

21. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise the remainder of the Plan shall not be affected thereby.